Exhibit 99.1

FOR IMMEDIATE RELEASE

NEW YORK REIT COMPLETES $760 MILLION FINANCING

Proceeds to be Used to Repay Existing Credit Facility in Full and Provide Liquidity to
Acquire Balance of Equity Interest in Worldwide Plaza

NEW YORK, NY, December 21, 2016 – New York REIT, Inc. (“NYRT” or the “Company”) (NYSE: NYRT), today announced the closing of a new $760 million financing secured by 12 assets. As previously announced, NYRT intends to use the proceeds from the financing to repay its existing credit facility in full, to provide liquidity for the exercise of its option to acquire all or substantially all of the remaining equity interest in Worldwide Plaza that the Company currently does not own, and to provide increased flexibility to allow the Company to proceed with its proposed plan of liquidation and dissolution, subject to stockholder approval. The financing was provided by Credit Suisse.

Randolph C. Read, Chairman of the Board commented, “We are pleased to announce this financing, which provides us the financial flexibility and balance sheet strength to capture additional value associated with Worldwide Plaza and proceed with our plan of liquidation, pending stockholder approval. We look forward to executing the plan of liquidation as expeditiously as possible, once approved by NYRT stockholders.”

“NYRT has a strong portfolio of high-quality, well-leased assets in one of the best real estate markets in the world and we believe that increasing our ownership of Worldwide Plaza will bring significant value to our stockholders,” said Michael Happel, Chief Executive Officer and President of NYRT. “In addition to providing us with the capital we need to exercise the option at Worldwide Plaza, this financing allows us to pay off our existing credit facility in full and move forward with the previously announced plan of liquidation, following stockholder approval.”

The current credit facility had an outstanding balance of approximately $485 million as of December 19, 2016. The Company obtained the new financing partly because the former credit facility did not permit a liquidation or sale of all or substantially all of the assets of the Company.

Worldwide Plaza, a two million square foot office building in Manhattan, is the Company’s largest asset. The Company currently owns a 48.9% interest in Worldwide Plaza and has a fixed price option to purchase all or substantially all of the rest of the property.

About NYRT
NYRT is a publicly traded real estate investment trust listed on the NYSE that owns income-producing commercial real estate, including office and retail properties, located in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements NYRT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; the Company’s ability to complete asset sales, refinance its credit facility on favorable terms, if at all, and realize the results of its plan of liquidation; the timing of and the amount of proceeds of asset sales; and other factors, many of which are beyond NYRT’s control, including other factors included in NYRT’s reports filed with the Securities and Exchange Commission (the “SEC”), particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NYRT’s latest Annual Report on Form 10-K for year ended December 31, 2015, filed with the SEC on February 26, 2016, the Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the SEC on November 9, 2016, and the Preliminary Proxy Statement on Schedule 14A with respect to the plan of liquidation filed with the SEC on December 9, 2016 (the “Preliminary Liquidation Proxy”), as such Risk Factors may be updated from time to time in subsequent reports. NYRT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information about the Plan of Liquidation and the Election of Directors and Where to Find It

The plan of liquidation and the election of directors at the Company’s 2016 annual meeting of stockholders will be submitted to the stockholders of the Company for their approval. The Company has filed the Preliminary Liquidation Proxy and expects to file with the SEC other relevant materials, including definitive proxy statements which will be mailed or otherwise disseminated to the Company’s stockholders when available. THE COMPANY’S STOCKHOLDERS ARE ENCOURAGED TO READ ANY PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors may obtain free copies of the Preliminary Liquidation Proxy, any other proxy statement and other relevant documents filed by the Company with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company with the SEC are also available free of charge on the Company’s website at www.nyrt.com.

Participants in Solicitation Relating to the Plan of Liquidation and the Election of Directors

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the plan of liquidation and the election of directors at the Company’s 2016 annual meeting of stockholders. Information regarding the Company’s directors and executive officers can be found in the Company’s latest Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016 and the Company’s Current Report on Form 8-K filed with the SEC on October 24, 2016. Additional information regarding the interests of such potential participants has been included in the Preliminary Liquidation Proxy and will be included in any other proxy statements or other relevant documents filed with the SEC in connection with the plan of liquidation or the election of directors at the Company’s 2016 annual meeting of stockholders when they become available. These documents are available free of charge on the SEC’s website and from the Company’s using the sources indicated above.

Contacts
Media:	Investors:
Jonathan Keehner	Michael A. Happel	Matthew Furbish
Mahmoud Siddig	CEO and President	Director, Investor
Joele Frank, Wilkinson Brimmer Katcher	New York REIT, Inc.	Relations
jkeehner@joelefrank.com	mhappel@nyrt.com	New York REIT, Inc.
msiddig@joelefrank.com	(212) 415-6500	(212) 415-6500
(212) 355-4449